Exhibit 4(i).2

ARTICLE IV

4.01    The aggregate number of shares which the Corporation shall have the authority to issue is 100,000,000 shares of Common Stock, no par value, 5,000,000 shares of Preferred Stock Class A with a par value of One Dollar ($1.00) per share and 5,000,000 shares of Preferred Stock Class B with a par value of One Dollar ($1.00) per share.

4.02    The Corporation is authorized to issue three classes of stock, one designated as Common Stock, no par value, one designated as Preferred Stock Class A, par value One Dollar ($1.00) per share, and one designated as Preferred Stock Class B, par value One Dollar ($1.00) per share, each as described in this Article IV above. Provided, however, that none of the shares of Preferred Stock of either class shall carry any voting rights for the election of Directors or for any other matters, except where specifically designated or required by the applicable provisions of the Texas Business Corporation Act.

ARTICLE VI

Cumulative voting is expressly prohibited.

ARTICLE X

Corporate Governance

a)        Number, Election, and Terms of Directors. The business and affairs of the Corporation shall be managed by a Board of Directors, which, subject to the rights of holders of shares of any class of series of Preferred Stock of the Corporation then outstanding to elect additional directors under specified circumstances, shall consist of not less than three nor more than twenty-one persons. The exact number of directors within the minimum and maximum limitations specified in the preceding sentence shall be fixed from time to time by either (i) the Board of Directors pursuant to a resolution adopted by the majority of the entire Board of Directors, or (ii) the affirmative vote of the holders of 66-2/3% or more of the voting power of all of the shares of the Corporation entitled to vote generally in the election of directors voting together as a single class. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director; provided, however, that the term of existing Directors may be shortened to comply with this Article X and/or the Texas Business Corporation Act. The directors shall be divided into two classes as nearly equal in number as possible, with the term of office of the first class to expire at the 2001 annual meeting of stockholders, and the term of office of the second class to expire at the 2002 annual meeting of stockholders, and with the members of each class to hold office until their successors shall have been elected and qualified. At each annual meeting of stockholders following such initial classification and election, directors elected to succeed those directors shall be elected for a term of office to expire at the second succeeding annual meeting of stockholders after their election.

b)        Newly Created Directorships and Vacancies. Vacancies of generally elected directors may be filled by a majority vote of the remaining generally elected directors, though less than a quorum, or by a sole remaining generally elected director. Vacancies of directors elected pursuant to a dividend default election by preferred shareholders shall be filled by the remaining directors so elected or by a sole remaining director elected by such shareholders, if any. In the event that no directors elected pursuant to a dividend default election remain, the vacancy may be filled by a vote of those shareholders that originally elected the director whose office is vacant.

c)        Removal. Any director, or the entire Board of Directors, may be removed from office at any annual or special meeting called for such purpose, and then only for cause and only by the affirmative vote of the holders of 66-2/3% or more of the voting power of all of the shares of the Corporation entitled to vote in the election of such director(s) being removed. As used herein, cause shall mean only the following: proof that a director has been convicted of a felony, committed a grossly negligent or willful misconduct resulting in a material detriment to the Corporation, or committed a material breach of his or her fiduciary duty to the Corporation resulting in a material detriment to the Corporation.

d)        Amendment, Repeal, etc. Notwithstanding anything contained in these Articles of Incorporation to the contrary and subject to the rights of the holders of any Preferred Stock outstanding, the affirmative vote of the holders of 66- 2/3% or more of the voting power of all of the shares of the Corporation entitled to vote in the election of Directors, voting together as a single class, shall be required to alter, amend, or adopt any provision inconsistent with or repeal this Article X or to alter, amend, adopt any provision inconsistent with or repeal comparable sections of the Amended and Restated Bylaws of the Corporation.

e)        Call of Special Meeting to Alter Article X. Notwithstanding anything contained in these Articles of Incorporation to the contrary, the affirmative vote of the holders of 66- 2/3% or more of the voting power of all of the shares of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to call a special meeting of the shareholders in order to alter, amend, adopt any provision inconsistent with or repeal this Article X, or to alter, amend, or adopt any provision inconsistent with comparable sections of the Amended and Restated Bylaws.

ARTICLE XII

No holder of any shares of the Corporation shall have any preemptive right to subscribe or acquire any additional, unissued or treasury shares of the Corporation or any securities of the Corporation which are convertible into or which carry a right to subscribe for or acquire shares of the Corporation.